Exhibit 99.1

Research Reveals New Trends and Best Practices among Multinational Corporations Engaging in International Corporate Volunteering Programs

Brookings Institution, Pfizer and FSG Social Impact Advisors Release Findings from Independent Analysis of International Corporate Volunteering Programs

WASHINGTON--(BUSINESS WIRE)--The Brookings Institution’s Initiative on International Volunteering and Service, FSG Social Impact Advisors and Pfizer Inc, today released a landmark independent report researched and written by FSG on the state of international corporate volunteering (ICV) programs. The report details the landscape of this emerging trend among multinationals, the perceived business value of ICV and community impact, and the business case for new companies to develop customized programs moving forward.

“With an estimated 40 percent of major corporations supporting these types of employee volunteer efforts around the world, we identified a need to collect the foremost thinking on ICV and share this thinking with public and private-sector organizations to pave the way for new, innovative and impactful programs in years to come,” said Greg Hills, Director at FSG Social Impact Advisors.

David Caprara, Director of Brookings’ Initiative on International Volunteering and Service added, “International corporate volunteering is a critical piece of the global service agenda and we hope corporations, NGOs and policymakers find this research to be a useful guide in developing and expanding their international volunteer efforts.”

Key findings from the research, which included in-depth analysis of existing case studies and interviews with more than 30 ICV program leaders for companies such as Accenture, IBM, Pfizer, Starbucks and Timberland, include:

  Corporations are increasingly engaging in ICV programs for strategic business reasons – stakeholder relations, customer loyalty, and leadership development – rather than the traditional motivations of improved employee morale and contributions toward corporate citizenship.
  ICV programs have the highest potential for social impact when corporations leverage employee skills and other corporate resources. Such investments raise the bar of expectations beyond simply reporting numbers of volunteers and hours of service to engaging the unique assets of a corporation.
  In the last decade, numerous corporations have begun cross-border volunteering programs, in which employees travel abroad to volunteer on company time, and often at company expense. These programs illustrate a new trend in corporate engagement as companies work with employees to provide both business and social impact.
  For cross-border programs, corporations most commonly partnered with nongovernmental organizations (NGOs) so that volunteers could both directly and indirectly impact local beneficiaries.

Robert Mallett, Senior Vice President at Pfizer and President of the Pfizer Foundation noted: “This study affirms the lessons we have learned from operating our own Pfizer Global Health Fellows program. We know corporate social responsibility goes beyond money and product donations; that corporations must engage on a new, more personal level. Our employees are our best assets and we must deploy them to create value beyond the company – which is not only good for society-at-large, but also in the end, good for business.”

The research was undertaken as part of Brookings’ Initiative on International Volunteering and Service, which seeks to double the number of Americans volunteering overseas by 2010 as a way to help enhance global understanding and security. Legislative proposals for Global Service Fellowships have recently been introduced in the U.S. Congress (S. 1464 and H.R.3698) based on the initiative’s work. The initiative’s corporate working group, led by Brookings and Pfizer, pursued research on ICV in order to establish a benchmark for the range of active multinational programs, and understand how corporate engagement might be further expanded to help achieve the initiative’s goals.

The study also derived seven recommendations for corporations that are planning and implementing programs:

  Set goals before roles: International corporate volunteering efforts are more successful when the business objectives have been identified in advance
  Walk before you run: Corporations should first decide if they want to engage local communities where they do business or start cross-border programs. It is important to consider the company’s level of experience with international programs and interest in engaging in a particular country before beginning
  Lead with leverage: Opportunities to create social impact will be greater if companies leverage employees’ workplace skills and knowledge
  Align with philanthropic and corporate social responsibility activities: Corporate volunteer programs should serve as an extension of a company’s other philanthropic initiatives not as a separate effort
  Partner proactively: Companies can save time and resources by partnering with the right organizations, such as a local NGO, to develop a volunteering program
  Invest in infrastructure: Companies that establish dedicated volunteering program management teams experience more success
  Communicate clearly: Setting clear goals and explaining them to all parties involved will set the right expectations for corporate efforts and also establish a benchmark for measurement

The complete study “Volunteering for Impact” can be found online at: www.brookings.edu/global/volunteer and at: www.Pfizer.com/responsibility/global_health_fellows.

FSG Social Impact Advisors is a nonprofit organization that provides consulting services to foundations, corporations, and nonprofits to develop strategies for increasing social impact and to measure the results achieved. FSG also publishes original research and leads action initiatives that advance the practice of philanthropy and corporate social responsibility. With offices in Boston, San Francisco, Seattle, and Geneva, FSG's global team combines strategy consulting, evaluation, and research skills with a deep understanding of the nonprofit sector. For more information, visit www.fsg-impact.org.

Brookings’ Initiative on International Volunteering and Service seeks to explore ways in which the culture of volunteerism can help enhance global understanding and security. The initiative has an ambitious goal—to double the number of Americans that volunteer overseas by 2010.

Pfizer Inc: Working for a healthier world™

Founded in 1849, Pfizer is the world's largest research-based pharmaceutical company taking new approaches to better health. We discover and develop innovative medicines to treat and help prevent disease for both people and animals. Through consistent, high-quality manufacturing and distribution operations, our medicines reach patients in 180 nations. We also partner with healthcare providers, governments and local communities around the world to expand access to our medicines and to provide better quality healthcare and health system support. At Pfizer, our colleagues work every day to help people stay happier and healthier longer and to reduce the human and economic burden of disease worldwide.

CONTACT:
Brookings Institution
Ann Doyle, 202-797-6167
adoyle@brookings.edu
or
Cone, Inc.
McCall Bodi, 617-939-8475
mbodi@coneinc.com